Date: May 5, 2010

Joe’s Jeans Subsidiary, Inc.
formerly known as Joe’s Jeans, Inc.
5901 S. Eastern Avenue
Commerce, CA 90040

Ladies and Gentlemen:

We refer to that certain Factoring Agreement dated June 1, 2001, by and between Joe’s Jeans, Inc. (the “Company”) and The CIT Group/Commercial Services, Inc. (“CIT”), as supplemented and amended from time to time (the “Agreement”). We also refer to that certain Guaranty (the “Guaranty”) executed by the person on the signature page hereof (the “Guarantor”) with respect to indebtedness owing by the Company to CIT. Unless otherwise defined, any capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

This letter shall confirm our agreement to amend certain terms of the Agreement. Effective immediately unless otherwise stated below, the Agreement is hereby amended as follows:

1. The first sentence of Subsection 8.1 of the Agreement shall be and hereby is amended as follows:

“8.1 You must notify us promptly of any matter materially and adversely affecting the value, enforceability or collectability of any Account and of all Customer Claims.”

2. The last sentence of Section 10 of the Agreement shall be and hereby is amended as follows:

“The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within sixty (60) days after same are either (i) mailed to you by first class mail, return receipt requested, or (ii) are made available to you on the CIT’s on-line system.”

3. The last sentence of Subsection 15.2 of the Agreement shall be and hereby is amended as follows:

“Our fees may be changed by us from time to time upon advance written notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change. “

4. The first sentence of Subsection 15.1 of the Agreement shall be and hereby is amended as follows:

“15.1. For our services hereunder, you will pay us a factoring fee or charge as set forth below on the gross face amount of Factor Risk Accounts factored with us, as follows:

(a)	for the period commencing July 1, 2010 through June 30, 2011, fifty-five hundredths (.55%) of all Factor Risk Accounts up to $40 Million and one half of one percent (.50%) of Factor Risk Accounts in excess of $40 Million;

(b)	commencing on July 1, 2011, one half of one percent (.50%) of all Factor Risk Accounts; and

for all periods, thirty-five hundredths (.35%) of the gross face amount of all Client Risk Accounts factored with us.“

5. The first two sentences of Subsection 16.1 of the Agreement shall be and hereby are amended as follows:

“You may terminate the Factoring Agreement and the Related Documents for the following reasons: (i) as of an Anniversary Date of the Factoring Agreement by giving us at least sixty (60) days prior written notice of termination at which time any unpaid portion of the Minimum Factoring Fees will be due; (ii) at any time upon written request by giving us at least sixty (60) days prior written notice of termination provided that you have paid or pay to us any unpaid portion of the Minimum Factoring Fees, if any, for such Period (as set forth in Section 15.1 above) upon the effective date of such termination; and/or (iii) upon you giving written notice confirming that for a period of five (5) consecutive business days, we have failed to remit to you any amounts you have requested that are available to you based on the advance formulas we have established from time to time for you (a “Notice of Failure to Fund”); provided, however, you will not be entitled to terminate by a Notice of Failure to Fund if an Event of Default is in existence at the time of any such request or during the noted five (5) business day period. “Anniversary Date” shall mean June 30, 2011 and June 30 in each year thereafter. “

6. Subsections 17.1, 17.2 and 17.3 of the Agreement shall be and hereby are amended in their entirety to read as follows:

“17. EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT

“17.1 It is an “Event of Default” under this Agreement if: (a) your business ceases for a period of 30 consecutive days or a meeting of your creditors is called; (b) any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding is commenced by or against you under any federal or state law within 60 days in the case of an involuntary proceeding; which has not been stayed or dismissed; (c) you breach any material representation, material warranty or covenant contained in this Agreement; or (d) you fail to pay any Obligation when due.

“17.2 After the occurrence of an Event of Default which is not waived by us with respect to the default in paragraph 17.1 section (c) and not cured by you within thirty (30) days after notice of such breach, we may terminate this Agreement without notice to you. We shall then have immediate access to, and may remove from any premises where same may be located, any and all Books and Records as may pertain to the Accounts, Returned Goods and any other collateral hereunder. Furthermore, as may be necessary to administer and enforce our rights in the Accounts, Returned Goods and any other collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to: (a) use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or wherever located; and (b) notify postal authorities to change the address for delivery of your mail to such address as we may designate and to receive and open your mail. We agree to turn over to you or your representative all mail not related to the aforesaid purposes.

“17.3 After the occurrence of an Event of Default which is not waived by us and which has not been cured by you as permitted herein, with respect to any other property or collateral in which we have a security interest, we shall have all of the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code. If notice of intended disposition of any such property or collateral is required by law, it is agreed that five (5) days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys’ fees) will be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect. You remain liable to us for any deficiencies. With respect to Factor Risk Accounts and Returned Goods relating thereto, you hereby confirm that we are the owners thereof, and that our rights of ownership permit us to deal with this property as owner and you confirm that you have no interest therein.”

To induce CIT to enter into this amendment, the Company represents and warrants that after giving effect to this amendment no violations of the terms of the Agreements exist and all representations and warranties contained in the Agreements are true, correct and complete in all material respects on and as of the date hereof.

Except as amended above, all of the terms and conditions of the Agreements are unchanged, and said agreement, as amended, shall remain in full force and effect and is hereby confirmed, affirmed and ratified.

Guarantor hereby acknowledges that they have read this amendment and consent to the terms thereof and further hereby confirm and agree that, notwithstanding the effectiveness of this amendment, the obligations of such Guarantor under its respective Guaranty shall not be impaired or affected and the Guaranty is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.

If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing in the place and manner provided below.

Very truly yours,

THE CIT GROUP/

COMMERCIAL SERVICES, INC.

By: /s/ Kulwant Kaur
Name: Kulwant Kaur
Title: VP

Read and Agreed to:

JOE’S JEANS SUBSIDIARY, INC.

formerly known as Joe’s Jeans, Inc.

By: /s/ Marc B. Crossman
Name: Title:	Marc B. Crossman President & CEO

[Guarantor signature required on page 4]

GUARANTORS:

JOE’S JEANS INC.
formerly known as Innovo Group, Inc.

By: /s/ Marc B. Crossman
Name: Title:	Marc B. Crossman President & CEO